================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          LAM RESEARCH CORPORATION
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO

                           LAM RESEARCH CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 7, 1997

                               ----------------

To the Stockholders:

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Lam Research Corporation, a Delaware corporation (the "Company"), will be held on Friday, November 7, 1997, 11:00 a.m., local time, at the principal offices of the Company at 4650 Cushing Parkway, Fremont, California 94538, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment of the Company's 1984 Employee Stock Purchase Plan (the "1984 Purchase Plan") to increase the number of shares reserved for issuance thereunder by 350,000 shares to 2,037,500.

  3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1998.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on September 9, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/Richard H. Lovgren
                                          Richard H. Lovgren
                                          Secretary

Fremont, California
September 26, 1997


                            YOUR VOTE IS IMPORTANT
 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                            LAM RESEARCH CORPORATION

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 7, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Information Concerning Solicitation and Voting.............................   1
Proposal No. 1--Election of Directors......................................   2
Security Ownership of Certain Beneficial Owners and Management.............   5
Director Compensation......................................................   6
Executive Compensation and Other Information...............................   7
Certain Relationships and Related Transactions.............................  14
Compensation Committee Interlocks and Insider Participation................  14
Report of the Compensation Committee.......................................  14
Comparative Stock Performance..............................................  17
Proposal No. 2--Amendment of the 1984 Employee Stock Purchase Plan.........  18
Proposal No. 3--Ratification of Appointment of Independent Auditors........  22
Compliance with Section 16(a) of the Securities Exchange Act...............  22
Other Matters..............................................................  23

                           LAM RESEARCH CORPORATION

                               ----------------

            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of Lam Research Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Friday, November 7, 1997 at 11:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal executive offices of the Company at 4650 Cushing Parkway, Fremont, California 94538. The Company's telephone number at that location is (510) 659-0200.

  These proxy solicitation materials will be mailed on or about October 1, 1997 to all stockholders entitled to vote at the meeting. A copy of the Company's 1997 Annual Report to Stockholders accompanies this Proxy Statement.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

  Stockholders of record at the close of business on September 9, 1997 are entitled to receive notice of and to vote at the Annual Meeting. At the record date, 36,612,676 shares of the Company's Common Stock were issued and outstanding.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

  Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (seven at this meeting) multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder deems appropriate, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting. On all other matters, each share has one vote.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. The seven candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The amendment of the 1984 Purchase Plan, as defined below, will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting.

  In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present or represented by proxy at the meeting. The Inspector will treat abstentions as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum but will not treat abstentions as votes in favor of approving any matter submitted to the stockholders for a vote. Thus, abstentions have the same effect as negative votes. Any proxy which is properly dated, executed and returned using the form of proxy enclosed will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of directors, for approval of the amendment of the 1984 Purchase Plan, for ratification of the appointment of the designated independent auditors and, with respect to any other matters that may come before the meeting, as the proxy holders deem advisable in accordance with their best judgment. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present or represented with respect to that matter. Shares as to which proxy authority has been withheld with respect to any matter will not be considered as present or represented with respect to that matter.

  The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners, Inc. to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners. The Company estimates that it will pay Beacon Hill a fee of approximately $5,500 for its services and will reimburse Beacon Hill for certain out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

STOCKHOLDER PROPOSALS AND NOMINATIONS

  Stockholders of the Company may from time to time submit proposals which they believe should be voted on at the Annual Meeting or nominate persons for election to the Board of Directors. In accordance with the Company's bylaws, any such proposal or nomination must be submitted in writing to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the Annual Meeting. The submission must include certain specified information concerning the proposal or nominee, as the case may be, and information about the proponent and the proponent's ownership of Common Stock of the Company. Proposals or nominations that do not meet these requirements will not be entertained at the Annual Meeting. The Secretary should be contacted in writing at the address on the first page of this Proxy Statement to make any submission or to obtain additional information as to the proper form and content of submissions.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY'S 1998 PROXY STATEMENT

  Pursuant to applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), some stockholder proposals may be eligible for inclusion in the Company's 1998 Proxy Statement. Any such proposal must be received by the Company no later than May 19, 1998. Stockholders interested in submitting such a proposal are advised to contact counsel familiar with the detailed requirements of the applicable securities rules.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

  A board of seven directors is to be elected at the Annual Meeting. The bylaws of the Company provide that the number of directors shall be fixed at seven. The proxies cannot be voted for a greater number of persons than the seven nominees named below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                        EACH OF THE SEVEN NOMINEES FOR
                           DIRECTOR SET FORTH BELOW.

  The following table sets forth certain information concerning the nominees which is based on data furnished by them.

          NOMINEES              DIRECTOR   PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
        FOR DIRECTOR        AGE  SINCE                DURING PAST FIVE YEARS
        ------------        --- --------   --------------------------------------------
 Roger D. Emerick..........  58   1982   Mr. Emerick has been Chairman of the Board since
                                         1984. From July 1982 to August 1997, Mr. Emerick
                                         was Chief Executive Officer of the Company. Mr.
                                         Emerick is a Director of Electroglas, Inc.,
                                         Brooks Automation, Inc., and Semiconductor
                                         Equipment and Materials International (SEMI).
 James W. Bagley...........  58   1997   Mr. Bagley has been Chief Executive Officer and
                                         a director of the Company since August 6, 1997,
                                         the day following consummation of the merger
                                         between OnTrak Systems, Inc., a Delaware
                                         corporation ("OnTrak") and the Company (the
                                         "Merger"). He is a director of KLA-Tencor
                                         Corporation, Teradyne, Inc., Kulicke & Soffe
                                         Industries, Inc. and Micron Technology, Inc.
                                         From June 1996 to August 1997, Mr. Bagley served
                                         as Chairman of the Board and Chief Executive
                                         Officer of OnTrak. Prior to joining OnTrak, Mr.
                                         Bagley was employed by Applied Materials, Inc.
                                         for 15 years in various senior management
                                         positions, most recently as Chief Operating
                                         Officer and Vice Chairman of the Board.
 David G. Arscott(1,2,3)...  53   1980   Mr. Arscott was Chairman of the Board from 1982-
                                         1984. He is currently and has been since 1989
                                         General Partner of Compass Management Partners.
                                         From 1978 to 1989, Mr. Arscott was a Managing
                                         General Partner of Arscott, Norton & Associates,
                                         a venture capital firm.
 Richard J. Elkus, Jr.(1)..  62   1997   Mr. Elkus has been a director of the Company
                                         since August 6, 1997, the day following
                                         consummation of the Merger. He is currently and
                                         has been since 1996 Co-Chairman of Voyan
                                         Technology and is currently a director of KLA-
                                         Tencor Corporation. From February 1994 until
                                         consummation of the merger between Tencor
                                         Instruments, Inc. ("Tencor") and KLA
                                         Instruments, Inc. in April 1997, Mr. Elkus was
                                         Vice Chairman of the Board of Tencor. From
                                         February 1994 to September 1996, Mr. Elkus was
                                         Executive Vice President of Tencor and was one
                                         of the founders of Prometrix Corporation which
                                         was acquired by Tencor in February 1994. Mr.
                                         Elkus was Chairman of the Board and Chief
                                         Executive Officer of Prometrix Corporation from
                                         1983 until February 1994.

        NOMINEES             DIRECTOR     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
      FOR DIRECTOR       AGE  SINCE                  DURING PAST FIVE YEARS
      ------------       --- --------     --------------------------------------------
 Jack R. Harris(1,2,3)..  55   1982   Mr. Harris is currently and has been since 1986
                                      Chairman, Chief Executive Officer, President and
                                      Chief Financial Officer of Optical Specialties,
                                      Inc. Mr. Harris is a director of ILEX.
 Grant M. Inman(1,2)....  55   1981   Mr. Inman is currently and has been since 1985 a
                                      General Partner of Inman & Bowman. Mr. Inman is a
                                      director of Paychex, Inc. and Insite Vision. Mr.
                                      Inman is a trustee of the University of California,
                                      Berkeley Foundation and is also a trustee of the
                                      University of Oregon Foundation.
 Osamu Kano(1)..........  60   1987   Mr. Kano has been Chairman of Lam Research Co.,
                                      Ltd. in Japan since 1991. From 1987 to June 1991,
                                      Mr. Kano served as the Company's Senior Vice
                                      President of Japan Operations. He is currently and
                                      has been since 1991 President of Innoquest
                                      Corporation. Mr. Kano is a director of Optical
                                      Specialties, Inc., Innotech Corporation, and XMR,
                                      Inc.

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Stock Committee.

  There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight regularly scheduled or special meetings during the fiscal year ended June 30, 1997. The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Committee. There is no Nominating Committee or committee performing the functions of a nominating committee. Except for Mr. Bagley and Mr. Elkus, who became members of the Board on August 6, 1997, each incumbent director attended all the meetings of the Board of Directors held during fiscal 1997, and each incumbent director attended all the meetings of the committee or committees on which he served during fiscal 1997.

  The Audit Committee, which consisted of Messrs. Arscott, Harris, Inman and Kano, all non-employee directors, held three meetings during fiscal 1997. This committee recommends to the Board for its approval and for ratification by the stockholders the engagement of the Company's independent auditors to serve the following fiscal year, reviews the scope of the audit, considers comments made by the independent auditors with respect to accounting procedures and internal controls and the consideration given thereto by the Company's management and reviews the internal accounting procedures and controls with the Company's financial and accounting staff. Mr. Elkus became a member of the Audit Committee on August 6, 1997, the day following consummation of the Merger.

  The Compensation Committee, which consisted of Messrs. Arscott, Harris and Inman, held eight meetings and acted by Unanimous Written Consent once during fiscal 1997. This committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans and recommends policies relating to such compensation and benefit plans.

  The Stock Committee, which consisted of Messrs. Arscott and Harris, held two meetings during fiscal 1997. This committee approves grants of stock options, restricted stock, deferred stock and performance share awards to officers and other employees of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth the beneficial ownership of shares of Common Stock of the Company by: (i) each person or entity who, based on the information provided to the Company by such persons or entities, owned beneficially more than five percent of the Company's Common Stock ("5% stockholder") and the address of each such person or entity; (ii) each director of the Company; (iii) each named executive officer ("named executive") described in the section of this proxy statement captioned "Executive Compensation and Other Information;" and (iv) all current directors and executive officers as a group. With the exception of 5% stockholders, the information provided below refers to holdings as of September 9, 1997.

                                                      SHARES       APPROXIMATE
         NAME OF PERSON OR ENTITY OR GROUP             OWNED      PERCENT OWNED
         ---------------------------------           ---------    -------------
FMR Corp............................................ 3,913,100(1)     12.84(5)
 82 Devonshire Street
 Boston, MA 02109
The Capital Group Companies, Inc. .................. 3,137,200(2)      10.2(5)
 333 Hope Street, 52nd Floor
 Los Angeles, CA 90071
Roger D. Emerick....................................   285,635(3)         *
James W. Bagley.....................................   684,000(3)      1.87
David G. Arscott....................................    73,260(3)         *
Richard J. Elkus, Jr................................    14,940(3)         *
Jack R. Harris......................................    36,000(3)         *
Grant M. Inman......................................    53,633(3)         *
Osamu Kano..........................................    56,367(3)         *
Hsui-Sheng (Way) Tu.................................    74,195(3)         *
Thomas O. Yep.......................................    57,980(3)         *
Raymond L. Degner...................................    61,480(3)         *
Henk J. Evenhuis....................................    37,916(3)         *
Rick P. Friedman....................................    23,051(3)         *
All current directors and executive officers
 as a group (17 persons)............................ 1,540,992(4)      4.21

--------
 *  Less than 1%.
(1) This information is based on Amendment No. 1 to the statement on Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 13, 1997, by FMR Corp., a parent holding company ("FMR"), which has sole voting power with respect to 120,200 shares and sole dispositive power as to all 3,913,100 shares. A wholly owned subsidiary of FMR Corp., Fidelity Management & Research Company ("Fidelity"), is a registered investment adviser to various investment companies and as a result is the beneficial owner of 3,567,600 of the shares reported (11.7% of the outstanding Common Stock as of the date reported). One of the investment companies, Fidelity Advisor Growth Opportunities Portfolio ("Fidelity Growth"), is the beneficial owner of 1,693,100 of the shares reported (5.55% of the outstanding Common Stock as of the date reported). The principal business office of Fidelity and Fidelity Growth is 82 Devonshire Street, Boston, Massachusetts 02109.
(2) This information is based on the joint statement on Schedule 13G filed with the SEC on July 9, 1997, by The Capital Group Companies, Inc.
    ("Capital Group") which has sole voting power for 2,477,200 shares and sole dispositive power with respect to 3,137,200 shares, and Capital Guardian Trust Company ("Capital Guardian"), a bank and a wholly owned subsidiary of the Capital Group. The number of shares shown for Capital Group includes 2,585,000 shares beneficially owned by Capital Guardian, which reports that it has sole voting power with respect to 1,925,000 shares and sole dispositive power with respect to 2,585,000 shares. Capital Group is deemed to be the beneficial owner of shares held by various institutional accounts over which various operating subsidiaries of Capital Group, including Capital Guardian, exercise investment discretion. The principal business office of Capital Guardian is 333 Hope Street, 52nd Floor, Los Angeles, California 90071.
(3) Includes shares subject to outstanding options that are currently exercisable or exercisable within 60 days after September 9, 1997 by Mr. Emerick, Mr. Bagley, Mr. Arscott, Mr. Elkus, Mr. Harris, Mr. Inman, Mr. Kano, Mr. Tu, Dr. Yep, Dr. Degner, Mr. Evenhuis and Mr. Friedman for 269,970, 664,000, 30,000, 4,150, 30,000, 30,000, 30,000, 62,504, 53,424,
    46,690, 30,549 and 20,574 shares, respectively.
(4) Includes 684,279 shares subject to outstanding options that are currently exercisable or exercisable within 60 days after September 9, 1997.
(5) These are the percentages provided on the Schedule 13G filed by each 5% stockholder as of the date of filing.

                             DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive annual retainers of $15,000; meeting fees of $1,000 for each Board of Directors meeting attended, plus reimbursement for reasonable travel expenses; fees of $500 for each telephonic Board meeting (aggregate fees for Board meetings not to exceed $8,000); committee meeting fees of $500 per meeting, plus reimbursement for reasonable travel expenses; and fees of $250 for each telephonic committee meeting (no aggregate fee limit for committee meetings). In addition, each person who is a non-employee director is automatically granted on the first business day of each calendar year an option to purchase 6,000 shares of the Company's Common Stock under the Company's various stock option plans at a price per share equal to the fair market value of one share of the Company's Common Stock on that date. Each option has a term of ten years and is immediately exercisable. Unexercised options cease to be exercisable immediately upon termination of director status.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides, for the three fiscal years ended June 30, 1997, 1996 and 1995, certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, each of the four other most highly compensated executive officers of the Company (determined at the end of the last fiscal year) and one former executive officer who was not serving as an executive officer at the end of fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                ANNUAL COMPENSATION             COMPENSATION
                             ----------------------------   -----------------------
                                                  OTHER     RESTRICTED   NUMBER OF
                                                 ANNUAL       STOCK      SECURITIES    ALL OTHER
       NAME AND              SALARY      BONUS   COMPEN-     AWARD(S)    UNDERLYING   COMPENSATION
  PRINCIPAL POSITION    YEAR ($)(1)     ($)(1)  SATION($)     ($)(8)     OPTIONS(#)       ($)
  ------------------    ---- -------    ------- ---------   ----------   ----------   ------------
Roger D. Emerick....... 1997 721,878(2) 109,838    2,587(3)                15,000       539,175(18)(19)
 Chairman of the Board  1996 640,758(2) 579,853   33,675(4)   99,494(9)    60,000(15)   108,106(18)
  and former Chief      1995 577,105(2) 387,965      594(3)                37,400        81,666(18)
  Executive Officer
Hsui-Sheng (Way) Tu.... 1997 424,008     51,941    2,270(3)                20,000         3,023(20)
 President              1996 273,926    205,683    2,033(3)   47,076(10)   32,000(16)     3,095(20)
                        1995 190,772    133,745      --                    22,600         3,102(20)
Thomas O. Yep.......... 1997 276,306     36,965    2,440(3)                 8,000         6,191(21)
 Senior Vice President  1996 241,280    173,734    3,663(3)   31,193(11)   28,000(16)     6,659(21)
                        1995 225,582    107,935      753(3)                22,600         7,062(21)
Raymond L. Degner...... 1997 276,266     36,960    1,937(3)                 5,000         7,429(22)
 Senior Vice President  1996 269,658    192,777    2,899(3)   33,495(12)   22,000(16)     7,999(22)
                        1995 234,214    121,018   38,959(5)                22,600         8,131(22)
Henk J. Evenhuis....... 1997 262,392     34,766   55,459(6)                 5,000         7,079(23)
 Retired Executive Vice 1996 249,891    183,463    1,860(3)   31,515(13)   22,000(16)     7,197(23)
  President, Finance    1995 237,904    124,442      410(3)                22,600         6,646(23)
  and Chief Financial
  Officer
Rick P. Friedman....... 1997 254,384     28,054      114(3)                13,000         6,699(24)
 Vice President, World- 1996 162,380     33,735  150,086(7)   20,964(14)   35,000(17)     5,771(24)
  wide Sales and        1995  99,998     11,058  145,389(7)                 7,600         3,792(24)
  Service

--------
(1) Includes amounts earned but deferred at the election of executive officers under the Company's Elective Deferred Compensation Plan and the Company's Employee Savings Plus Plan, a qualified defined contribution plan under
    Section 401(k) of the Internal Revenue Code of 1986, as amended.
(2) Includes $100,000 in contributions paid by the Company on behalf of Mr. Emerick pursuant to a Deferred Compensation Agreement between Mr. Emerick and the Company.
(3) Includes interest earned on deferred compensation to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(4) The Company grants each employees on his or her fifth anniversary with the Company a bonus of six weeks paid time off, six weeks pay in lieu of the time off or a combination of the foregoing. This amount includes $31,198 that was paid by the Company in lieu of six weeks paid time off ("five-year bonus buy-out") and $2,477 in interest earned on deferred compensation to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(5) Includes $20,916 paid by the Company for five-year bonus buy-out and $658 in interest earned on deferred compensation to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(6) Mr. Evenhuis retired from his position as Executive Vice President, Finance, and Chief Financial Officer effective April 30, 1997. See the discussion below under "Employment and Termination Agreements, Change of Control Arrangements and Retirement Benefits." Includes $54,098 paid by the Company for five-year bonus buy-out and $1,361 in interest earned on deferred compensation to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(7) Includes commissions received on sales of the Company's products and services.
(8) No dividends are paid on restricted stock.
(9) The dollar value of the restricted stock is based on the closing sales price of 1,503 shares of Common Stock on March 29, 1996 ($34.88) and 1,815 shares of Common Stock on June 28, 1996 ($25.94).

(10) The dollar value of the restricted stock is based on the closing sales price of 711 shares of Common Stock on March 29, 1996 ($34.88) and 859 shares of Common Stock on June 28, 1996 ($25.94).
(11) The dollar value of the restricted stock is based on the closing sales price of 440 shares of Common Stock on March 29, 1996 ($34.88) and 611 shares of Common Stock on June 28, 1996 ($25.94).
(12) The dollar value of the restricted stock is based on the closing sales price of 506 shares of Common Stock on March 29, 1996 ($34.88) and 611 shares of Common Stock on June 28, 1996 ($25.94).
(13) The dollar value of the restricted stock is based on the closing sales price of 476 shares of Common Stock on March 29, 1996 ($34.88) and 575 shares of Common Stock on June 28, 1996 ($25.94).
(14) The dollar value of the restricted stock is based on the closing sales price of 259 shares of Common Stock on March 29, 1996 ($34.88) and 460 shares of Common Stock on June 28, 1996 ($25.94).
(15) Includes 30,000 stock options that were repriced on January 15, 1996 to $33.625 per share.
(16) Includes 11,000 stock options that were repriced on January 15, 1996 to $33.625 per share.
(17) Includes 14,500 stock options that were repriced on January 15, 1996 to $33.625 per share.
(18) Includes $125,000 for 1997, $100,000 for 1996 and $75,000 for 1995, under the terms of a Deferred Compensation Agreement between the Company and Mr. Emerick. Mr. Emerick may defer compensation of up to $500,000 over ten years, and the Company will match the first $50,000 of Mr. Emerick's deferrals in any year at the rate of 50%. No matching contribution is made for any year in which the Company is not profitable. The amounts paid to Mr. Emerick are based on the Company's performance and his deferrals for the preceding fiscal year. The Company's 50% matching contribution, if any, is cumulative only for profitable years based on aggregate contributions by Mr. Emerick and continues annually through the tenth year of the Agreement. Also includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $5,359 for 1997, $4,056 for 1996 and $2,310 for 1995; and term life insurance premiums in the amounts of $3,816 for 1997, $4,050 for 1996 and $4,356 for 1995.
(19) Includes $405,000 that the Company paid into Mr. Emerick's elective deferred compensation plan as reimbursement for the value of the stock options forfeited as a result of Mr. Emerick's resignation from the Board of Directors of Integrated Process Equipment Corporation ("IPEC").
(20) Includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $2,375 for 1997, $2,375 for 1996 and $2,310 for 1995; and $648, $720 and $792 for term life insurance premiums for 1997, 1996 and 1995, respectively.
(21) Includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $2,375 for 1997, $2,375 for 1996 and $2,310 for 1995; and $3,816, $4,284 and $4,752 for term life insurance premiums for 1997, 1996 and 1995, respectively.
(22) Includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $4,909 for 1997, $5,155 for 1996 and $4,963 for 1995; and $2,520, $2,844 and $3,168 for term life insurance premiums for 1997, 1996 and 1995, respectively.
(23) Includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $4,875 for 1997, $4,828 for 1996 and $4,226 for 1995; and $2,204, $2,369 and $2,420 for term life insurance premiums for 1997, 1996 and 1995, respectively.
(24) Includes the Company's matching contributions to the Company's 401(k) plan in the amounts of $5,691 for 1997, $4,871 for 1996 and $3,000 for 1995; and $1,008, $900 and $792 for term life insurance premiums for 1997, 1996 and 1995, respectively.

STOCK PLANS

 1984 Incentive Stock Option Plan and 1991 Incentive Stock Option Plan.

  The Company's Amended 1984 Incentive Stock Option Plan (the "1984 Option Plan") and the Amended 1991 Incentive Stock Option Plan (the "1991 Option Plan") (collectively, the "Option Plans") permit the grant of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonstatutory stock options. Only employees (including employees of any company in which the Company owns directly or indirectly at least 50 percent of the voting shares) may receive incentive stock options, while employees, paid consultants and, in certain limited instances, outside directors, may receive nonstatutory options.

  A total of 7,147,781 shares of Common Stock have been reserved for issuance under the Option Plans. As of September 9, 1997, options to purchase 4,024,678 shares had been exercised, options to purchase 2,930,292 shares were outstanding at an average exercise price of $28.56 per share, and 167,415 shares remained available for future grant under the Option Plans.

  During fiscal 1997, the Company granted options to purchase 167,000 shares to all current executive officers as a group (12 persons) at an average exercise price of $27.65, options to purchase 24,000 shares to all current directors who are not executive officers as a group (four persons) at an average exercise price of $27.69 and options to purchase 749,915 shares to all current employees as a group (excluding executive officers and directors) at an average exercise price of $25.13.

 1984 Employee Stock Purchase Plan.

  The 1984 Purchase Plan is implemented by periodic six-month offerings. As of September 9, 1997, approximately 1,348,873 shares had been issued under the 1984 Purchase Plan. The 1984 Purchase Plan is administered by the Board of Directors of the Company or by a committee appointed by the Board. Employees of the Company or any majority owned subsidiary, including officers, are eligible to participate if they are customarily employed by the Company for at least 20 hours per week and more than five months per calendar year. The 1984 Purchase Plan currently permits eligible employees to purchase Common Stock through payroll deductions (which may not exceed ten percent of an employee's base compensation) at 85% of the fair market value thereof at the beginning or at the end of each offering period, whichever is lower. Employees may reduce or end their participation in an offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

 Performance-Based Restricted Stock Plan.

  In 1995, the Company adopted a Performance-Based Restricted Stock Plan (the "Restricted Stock Plan") which was implemented on January 1, 1996. As of September 9, 1997, approximately 39,624 shares (of the 150,000 shares reserved for issuance) had been issued under the Restricted Stock Plan (of which 12,252 shares were subsequently repurchased). The Restricted Stock Plan is administered by the Board of Directors or by a committee appointed by the Board and is designed to reward executives based on achievement of certain predetermined goals, which include overall corporate results, business unit performance, and certain qualitative factors such as organization and management development. Such goals are formula-based so that 80% of the award is made on performance against financial objectives. Once performance has been measured against objectives, a stock award is granted based on the fair market value of the Company's stock at the close of the quarter. The award vests 100% at the end of five years. If an executive leaves the Company during the five-year period following the date of award, any unvested shares are forfeited. All unvested shares vest upon an executive's retirement, and the administrator of the Restricted Stock Plan may accelerate the vesting of all or a portion of the shares upon termination of an executive's employment due to death or disability.

 1997 Stock Incentive Plan.

  On August 5, 1997, the stockholders approved the 1997 Stock Incentive Plan (the "1997 Stock Plan"). The 1997 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, deferred stock and performance share awards to participating officers, directors, employees, consultants and advisors of the Company and its subsidiaries.

  Initially, a total of 3,000,000 shares of Common Stock were reserved for issuance under the 1997 Stock Plan. The number of shares to be issued will automatically increase each calendar quarter subject to certain provisions and restrictions and shall in no event exceed 5,000,000 shares. As of September 9, 1997, options to purchase 786,700 shares were outstanding at an average exercise price of $55.45 per share. No restricted stock, deferred stock or performance share awards had been granted under the 1997 Stock Plan as of September 9, 1997, and 2,213,300 shares remained available for future grant.

 OnTrak Stock Options and Employee Stock Purchase Plan Rights

  Pursuant to the Merger, a total of 1,828,700 shares of Common Stock were reserved for issuance on the exercise of stock options held by OnTrak directors, officers and employees. As of September 9, 1997, options to purchase 6,821 shares had been exercised subsequent to the Merger and options to purchase 1,703,263 shares were outstanding at an average exercise price of $18.44 per share.

  In addition, a total of 91,300 shares were reserved for issuance to OnTrak employees who were participating in OnTrak's employee stock purchase plan during the purchase period in which the Merger was consummated.

  See Proposal No. 2--"Amendment of the 1984 Employee Stock Purchase Plan."

  The following table provides certain information concerning the grant to the named executives in fiscal 1997 of options to purchase the Company's Common Stock and the potential realizable value of those options at projected appreciation levels.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                                                             POTENTIAL REALIZABLE VALUE
                          NUMBER OF   % OF TOTAL                               AT ASSUMED ANNUAL RATES
                         SECURITIES    OPTIONS                               OF STOCK PRICE APPRECIATION
                         UNDERLYING   GRANTED TO                            FOR OPTION TERM (10 YEARS)(2)
                           OPTIONS   EMPLOYEES IN EXERCISE PRICE EXPIRATION ------------------------------
          NAME           GRANTED (#) FISCAL YEAR      ($/SH)      DATE (1)        5%            10%
          ----           ----------- ------------ -------------- ---------- -------------- ---------------
Roger D. Emerick........   15,000        1.59%        $27.69       1/2/07   $      261,188 $      661,901
Hsui-Sheng (Way) Tu.....   10,000        1.06%        $20.63      7/24/06   $      129,710 $      328,709
                           10,000        1.06%        $27.69       1/2/07   $      174,125 $      441,267
Thomas O. Yep...........    8,000        0.85%        $27.69       1/2/07   $      139,300 $      353,014
Raymond L. Degner.......    5,000        0.53%        $27.69       1/2/07   $       87,063 $      220,634
Henk J. Evenhuis........    5,000        0.53%        $27.69       1/2/07   $       87,063 $      220,634
Rick P. Friedman........    5,000        0.53%        $23.75      8/30/06   $       74,681 $      189,257
                            8,000        0.85%        $27.69       1/2/07   $      139,300 $      353,014

--------
(1) The options in this table were granted under the 1991 Option Plan and have a ten-year term. Pursuant to option agreements executed by the Chief Executive Officer and the named executives, 12/48 of the options granted are exercisable on the first anniversary of the date of grant and an additional 1/48 of the options are exercisable at the end of each full month thereafter. The exercisability of outstanding stock options may accelerate in certain circumstances (see "1984 Incentive Stock Option Plan and 1991 Incentive Stock Option Plan;" and "Employment and Termination Agreements, Change of Control Arrangements and Retirement Benefits").
(2) The "potential realizable value" shown represents hypothetical gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full ten-year option term, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

  The following table provides certain information concerning the exercise of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1997 and the unexercised options held as of June 30, 1997 by the named executives:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                                                 VALUE OF
                                                         NUMBER OF UNEXERCISED           UNEXERCISED IN-THE-MONEY
                            SHARES                    OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END(2)
                         ACQUIRED ON       VALUE      ------------------------------   -----------------------------
  NAME                   EXERCISE (#) REALIZED ($)(1) EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
  ----                   ------------ --------------- -------------   --------------   -----------------------------
Roger D. Emerick........        0         $     0             262,269          47,631  $     6,495,607 $     310,524
Hsui-Sheng (Way) Tu.....    3,000         $59,438              54,495          41,560  $       707,562 $     345,054
Thomas O. Yep...........        0         $     0              48,874          27,226  $       566,682 $     170,706
Raymond L. Degner.......    1,641         $40,102              42,640          20,101  $       440,965 $     133,335
Henk J. Evenhuis........        0         $     0              91,499          20,101  $     1,870,821 $     133,335
Rick P. Friedman........        0         $     0              16,358          29,742  $        81,391 $     199,589

--------
(1) Market value of underlying securities at exercise minus the exercise price.
(2) Market value of underlying securities at year-end minus the exercise price.

  The following table sets forth, as to the Company's Chief Executive Officer and each of the named executives, all current executive officers as a group and all employees (excluding executive officers) as a group who participated in the 1984 Purchase Plan: (i) the number of shares of the Company's Common Stock purchased under the 1984 Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit (see footnote (1) to the table); and (iii) the amount of payroll deductions for purchases accumulated through June 30, 1997 for the purchase period that commenced on March 24, 1997 and ended on September 21, 1997:

                        EMPLOYEE STOCK PURCHASE SUMMARY

                                      NO. OF
       NAME OF INDIVIDUAL OR          SHARES      DOLLAR      CURRENT PERIOD
         IDENTITY OF GROUP           PURCHASED VALUE ($)(1) PAYROLL DEDUCTIONS
       ---------------------         --------- ------------ ------------------
Roger D. Emerick....................       71         880           1,674
Hsui-Sheng (Way) Tu.................    1,061      13,156          11,416
Thomas O. Yep.......................      677       5,470           3,720
Raymond L. Degner...................      672       5,452           3,719
Henk J. Evenhuis....................      515       4,140           2,800
Rick P. Friedman....................    1,189       9,872           6,849
All current executive officers as a
 group (12) persons.................    7,176      63,672          48,677
All current employees, excluding
 executive officers, as a group.....  376,270   3,044,627       4,255,800

--------
(1) Market value on date of purchase minus the purchase price.

                    EMPLOYMENT AND TERMINATION AGREEMENTS,
            CHANGE OF CONTROL ARRANGEMENTS AND RETIREMENT BENEFITS

EMPLOYMENT AGREEMENT WITH ROGER D. EMERICK

  In July 1996, the Company signed an employment agreement with Roger D. Emerick, Chairman of the Board and Chief Executive Officer. The agreement, which became effective on July 1, 1996, provided that Mr. Emerick was to serve as Chief Executive Officer of the Company for a period of two years, which period extended automatically (but not beyond June 30, 2002) unless terminated by the Company or Mr. Emerick with at least 180 days' advance notice. In the event Mr. Emerick ceased to serve as the Chief Executive Officer of the Company, Mr. Emerick was to serve as a consultant to the Company through June 30, 2002. The agreement was amended on June 26, 1997 (the agreement, as amended, the "Emerick Agreement") to provide for the continued employment of Mr. Emerick following the appointment of James W. Bagley as Chief Executive Officer of the Company. Mr. Emerick's employment is to continue until June 30, 1998, which period automatically extends (but not beyond June 30, 2002) unless terminated by the Company or Mr. Emerick with at least 180 days' advance notice. Upon expiration of Mr. Emerick's employment period, Mr. Emerick shall serve as a consultant to the Company.

  The Emerick Agreement provides for an initial annual base salary of $621,857, which will be reviewed at least annually. The Emerick Agreement also provides for an annual performance bonus of up to 50% of base salary based on attainment of certain performance targets established by the Company's Board of Directors. After termination of his employment period, the Company will pay Mr. Emerick a monthly consulting fee of $33,333 for his services. Mr. Emerick also participates in all of the incentive compensation plans and programs generally available to the senior management of the Company as well as any employee benefit plan maintained by the Company for its employees. If Mr. Emerick's employment is involuntarily terminated without cause, he will be entitled to receive a lump sum payment equal to his base pay through June 30, 1998 (if the termination occurs prior to that date), his targeted bonus amount, plus an amount equal to the consulting fee, for the period beginning on the date of termination and ending June 30, 2002, subject to a maximum of 48 months, as well as certain other benefits. In addition, upon involuntary termination without cause or a change in control of the Company, the unvested portion of Mr. Emerick's stock options and restricted stock will automatically be accelerated in full so as to become fully vested.

EMPLOYMENT AGREEMENT WITH JAMES W. BAGLEY

  On July 1, 1997, the Company signed an employment agreement with James W. Bagley which became effective on August 6, 1997, the day following consummation of the Merger (the "Bagley Agreement"), pursuant to which Mr. Bagley is to serve as Chief Executive Officer of the Company. The term of the Bagley Agreement is five years, unless earlier terminated by the Company or Mr. Bagley. The Bagley Agreement provides for a base salary at the annualized rate of $100,000. Mr. Bagley is not entitled to participate in any performance bonus plan of the Company unless otherwise determined by the Board of Directors. As an incentive to joining the Company, Mr. Bagley was granted non-qualified stock options to purchase 250,000 shares of Common Stock (the "Incentive Options"). In lieu of additional base compensation or participation in performance bonus plans, the Company granted Mr. Bagley non-qualified stock options to purchase 225,000 shares of Common Stock (the "Base Options"). Under the Bagley Agreement, Mr. Bagley is also entitled to participate in the Company's Elective Deferred Compensation Plan and other benefit plans and compensation programs generally maintained for other key executives of the Company.

  In the event of a change in control of the Company or involuntary termination without cause, all unvested Incentive Options will automatically be accelerated in full so as to become fully vested. Mr. Bagley will have two years from the date of termination in which to exercise such options. In addition, if Mr. Bagley's employment is involuntarily terminated without cause prior to the first anniversary of the effective date of the Bagley Agreement, Mr. Bagley will be entitled to receive a lump sum payment of $200,000, and that portion of the Base Options that would have vested on or before the second anniversary of the effective date will automatically be accelerated so as to become completely vested. If Mr. Bagley's employment is involuntarily terminated without cause on or after the first anniversary of the effective date of the Bagley Agreement, he will be entitled to receive a lump sum payment of $100,000 and any portion of the Base Options that would have vested within the one year period following the date of such termination. The Bagley Agreement also provides for a tax gross up to offset the effects of any excise tax imposed under the "golden parachute" provisions of the Code.

AGREEMENT WITH HENK J. EVENHUIS

  Henk J. Evenhuis retired from his position as Executive Vice President, Finance and Chief Financial Officer, effective April 30, 1997. Mr. Evenhuis signed an agreement regarding his change in employment status on November 19, 1996, which agreement became effective on November 27, 1996 (the "Evenhuis Agreement"). Pursuant to the terms of the Evenhuis Agreement, Mr. Evenhuis commenced a fully paid Leave of Absence ("LOA") from the Company on April 30, 1997. The term of the LOA will be 15 months unless sooner terminated. During the period of the LOA, Mr. Evenhuis agreed to discharge such duties and perform such services as may be assigned to him by the Chief Executive Officer and not to engage in any other significant business activity, whether or not competitive with Lam. Mr. Evenhuis will continue to receive his annual salary on a biweekly basis during the LOA term. He will also be entitled to participate in the Elective Deferred Compensation Plan and all stock, bonus, profit sharing or other benefit plans available to non-officer vice presidents of the Company. While Mr. Evenhuis' stock options will continue to vest during the LOA term, no additional stock options will be granted to him. In the event the Company involuntarily terminates Mr. Evenhuis' LOA without cause, the Company will have the option to continue providing compensation and benefits or accelerate payment of salary, bonuses and other compensation and pay the same in a lump sum disbursement.

CHANGE OF CONTROL ARRANGEMENTS

  In addition to the change of control provisions in the foregoing agreements, the Option Plans and 1984 Purchase Plan provide that, upon a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option or right to purchase Common Stock will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the option or right or substitute an equivalent option or right, some or all of the options granted under the Option Plans shall be fully exercisable for a period of 15 days, and all of the rights granted under the 1984 Purchase Plan shall be fully exercisable for a period of 30 days, from the date of notice by the Board of Directors. Following the expiration of such periods, the options and rights will terminate.

  The 1997 Stock Plan provides that, in the event of any merger, reorganization, consolidation or other changes in corporate structure affecting the Common Stock, a substitution or adjustment will be made in (i) the aggregate number of shares reserved for issuance under the 1997 Stock Plan, (ii) the kind, number and option price of shares subject to outstanding options granted under the Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of stock, as may be determined by the administrator, in its sole discretion. The administrator may in its sole discretion make other substitutions or adjustments, including the cancellation of any outstanding awards or payment in cash or other property therefor.

RETIREMENT MEDICAL AND DENTAL BENEFITS

  The Board of Directors also approved a plan in July 1996, allowing executives and directors to continue to participate in the Company's group medical and dental plans after retirement.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April 1996, Roger D. Emerick, Chairman of the Board and former Chief Executive Officer, borrowed $600,000 from the Company pursuant to a promissory note bearing interest at 5.05% per annum. In April 1997, the loan was renewed by the Company. As of June 30, 1997, $600,000 plus accrued interest remained outstanding.

  In connection with the initial and continued employment of Mercedes Johnson, Vice President, Finance and Chief Financial Officer as of April 7, 1997, the Company loaned Ms. Johnson $150,000, payable in equal annual installments over a four-year period with no interest. On each of the first four anniversaries of Ms. Johnson's employment, the Company will pay Ms. Johnson a bonus in the amount of $37,500, which amount will be used to offset the loan. In the event Ms. Johnson terminates her employment prior to the fourth anniversary of her employment with the Company, she will be required to pay the outstanding balance of the loan in accordance with its terms.

  On March 28, 1997, the Company invested $4 million in an investment limited partnership, Tribridge International, L.P. (the "Partnership"), the general partner of which is a limited liability company, Tribridge Venture Management LLC (the "General Partner"). Roger D. Emerick, Grant M. Inman and Osamu Kano, each of whom is a Director of the Company, are the sole stockholders of the General Partner. The Partnership was organized for the purpose of investing in emerging technology companies. Pursuant to the terms of the partnership agreement, the General Partner will be paid an annual management fee of one percent of the Partnership's committed capital contributions. In addition, the General Partner has a carried interest in the Partnership of four percent of the $12.5 million in capital contributions.

  On April 23, 1997, the Partnership made an investment of $2 million in Optical Specialties, Inc. ("OSI"), a company of which Jack R. Harris, a Director of the Company, is Chairman, Chief Executive Officer, President and Chief Financial Officer. Osamu Kano is also a director of OSI. Messrs. Harris and Kano and David G. Arscott all hold shares of OSI.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Osamu Kano, a Director of the Company since 1987, was a member of the Compensation Committee in fiscal 1993 and 1994. Mr. Kano is currently the Chairman of Lam Research Co., Ltd. in Japan, a subsidiary of the Company, and served as the Company's Senior Vice President of Japan Operations from 1987 to June 1991. As of August 18, 1994, Mr. Kano became a member of the Audit Committee and no longer serves on the Compensation Committee.

  Grant M. Inman, a Director of the Company since 1981, is a member of the Compensation Committee. Mr. Inman is currently a stockholder of Tribridge Venture Management LLC, which is paid an annual management fee of one percent of the committed capital contributions of Tribridge International, L.P.

  Jack R. Harris, a Director of the Company since 1982, is a member of the Compensation Committee. The Company has invested a total of $500,000 to purchase Series A Preferred Stock and Series E Preferred Stock of OSI in two transactions. Other outside investors also participated in the transactions. The latter of the transactions took place in December 14, 1994. Tribridge International, L.P. invested $2 million in OSI on April 23, 1997.

                     REPORT OF THE COMPENSATION COMMITTEE

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate all or portions of future filings, including this Proxy Statement, the following Report of the Compensation Committee, and the Performance Graph on page 17 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act

  The Compensation Committee (the "Committee") of the Board of Directors, comprised of three non-employee directors, determines and administers the Company's executive compensation policies and programs.

COMPENSATION POLICIES

  One of the Committee's primary goals in setting compensation policies is to maintain competitive, progressive programs to attract, retain and motivate high caliber executives, foster teamwork and maximize the long-term success of the Company by appropriately rewarding such individuals for their achievements. Another goal is to provide an incentive to executives to focus efforts on long-term strategic goals for the Company by closely aligning their financial interests with stockholder interests. To attain these goals, the Committee has designed the Company's executive compensation program to include base salary, annual incentives and long-term incentives.

  In formulating and administering the individual elements of the Company's executive compensation program, the Committee emphasizes planning, implementing and achieving long-term objectives and strives to use prudent judgment in establishing performance objectives, evaluating performance and determining actual incentive awards.

  The Committee believes that the Company's executive compensation programs have met these objectives. The Company has been able to attract and retain the executive talent necessary to support a corporation that has increased its revenues by more than 103% over the last four years, while providing higher than average stockholder returns (see the Performance Graph on page 17). The Company also has the flexibility to reduce the payment of bonuses during periods, such as fiscal 1997, in which the Company's revenue and gross margins decreased.

COMPENSATION COMPONENTS

 Base Salary

  The Committee establishes the base salaries of executive officers after review of relevant data of other executives with similar responsibilities from published industry reports and surveys of similarly situated companies. Accordingly, the Committee strives to maintain the Company's annual executive salaries at levels competitive with the market average base salary of executive officers in similar positions. The market is comprised of similarly sized high technology companies within and outside the Company's industry. In addition, a large portion of each executive officer's compensation will be annual incentives in the form of a cash bonus, provided certain target performance objectives are met.

 Annual Incentives

  The more aggressive incentive bonus levels for executives are intended to provide the appropriate elements of variability and risk. Bonus payments are tied specifically to targeted corporate performance. The Committee will establish a base bonus amount, determined through review of a competitive market survey for executives at similar levels, which will be incrementally reduced if the Company does not meet its targeted performance or increased if the Company exceeds its targeted performance. There is no minimum or maximum percentage by which a bonus can be reduced or increased.

 Long-Term Incentives

  Stock Options

  The Committee grants stock options to focus executives' attention on the long-term performance of the Company and on maximizing stockholder value. The grant of stock options is closely tied to individual executive performance. The Committee grants such stock options after a review of various factors, including the executive's potential contributions to the Company, current equity ownership in the Company and vesting rates of existing stock options, if any. Stock options are granted with an exercise price equal to the current fair market value of the Company's Common Stock and utilize vesting periods to encourage retention of executive officers. Because of the direct benefit executive officers receive through improved stock performance, the Committee believes stock options serve to align the interests of executive officers closely with those of other stockholders.

  Restricted Stock

  Restricted stock awards are granted to executives under the Restricted Stock Plan, which was approved by the Company's stockholders in 1995. The award of restricted stock is based on the Company's performance measured against quarterly targets. Because the restricted stock does not vest until five years after the date of the award, the Restricted Stock Plan is expected to serve as a retention tool, as well as a means of aligning executive and stockholder interests.

  Deferred Compensation Plan

  Another component of the Company's executive compensation program is the Elective Deferred Compensation Plan (the "Deferred Plan"), a voluntary, non-tax-qualified, deferred compensation plan that encourages officers to save for retirement. Under the Deferred Plan, participants are entitled to defer compensation until retirement, death, other termination of employment, or until specified dates. Participants receive a fixed rate yield based on the average annual interest rate of ten-year United States Treasury Notes for the previous ten years. An enhanced yield of up to 115 percent of the fixed rate yield will be payable in the event of death, retirement under certain circumstances, and termination of employment after plan participation for a specified number of years. Because the benefits of the Deferred Plan increase with each year of participation, offering the Deferred Plan to executives encourages them to stay with the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The Committee based compensation of the Chief Executive Officer on the policies and procedures described above. In determining the Chief Executive Officer's base salary and bonus, the Committee examined compensation levels for other chief executive officers in high technology firms within and outside the industry. The Committee compared this information to the relevant performance of such firms relative to the Company's performance.

  In accordance with the Emerick Agreement, Mr. Emerick, Chief Executive Officer of the Company until August 6, 1997, received a base salary of $621,878. Mr. Emerick also received a bonus of $109,838 in the first quarter of fiscal 1997 based on the Company's performance in the fourth quarter of fiscal 1996. The Emerick Agreement and Mr. Emerick's current compensation arrangement with the Company also reflects the Company's desire to retain and motivate him with long-term incentives. To this end, the Company granted Mr. Emerick 15,000 stock options. Mr. Emerick also has a ten-year deferred compensation arrangement with the Company, which provides for an increasing portion of compensation to be paid to Mr. Emerick each year in which the Company is profitable. The Company's contribution in fiscal 1997 reflects the fact that the Company was profitable in fiscal 1996. (See Summary Compensation Table, footnote 18). In fiscal 1997, the Company contributed $405,000 to Mr. Emerick's Deferred Plan. This amount was paid into the Deferred Plan to reimburse Mr. Emerick for the stock options he forfeited as a result of his resignation from the Board of Directors of IPEC.

EFFECT OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the Code generally limits the corporate deduction for compensation paid to certain executive officers to $1 million, unless the compensation is performance based. The Committee has carefully considered the potential impact of this tax code provision on the Company and has concluded in general that the best interests of the Company and the stockholders will be served if certain of the Company's stock-based long-term incentives qualify as performance-based compensation within the meaning of the Code. It is the Committee's intention that, so long as it is consistent with its overall compensation objectives, virtually all executive compensation will be deductible by the Company for federal income tax purposes.


                                          COMPENSATION COMMITTEE

                                          David G. ArscottJack R.
                                           Harris Grant M. Inman

                         COMPARATIVE STOCK PERFORMANCE

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years against the cumulative total return on the Nasdaq National Market Index (U.S. companies only) and the Hambrecht & Quist ("H&Q") Semiconductor Index over the same period. The graph and table assume that the investment in the Company's Common Stock and each index was $100 on June 30, 1992 and that dividends, if any, were reinvested. This data was furnished by H&Q. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                           LAM RESEARCH CORPORATION
                        H&Q SEMICONDUCTOR SECTOR INDEX
                       NASDAQ NATIONAL MARKET-U.S. INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                          NASDAQ
                          LAM             STOCK           H&Q
                          RESEARCH        MARKET          SEMICONDUCTOR
                          --------        ------          -------------
           Jun-92         100             100             100
           Sep-92         140             104.11          117.85
           Dec-92         175.79          121.12          149.52
           Mar-93         253.68          123.39          188.77
           Jun-93         333.68          125.76          198.99
           Sep-93         429.47          136.36          250.21
           Dec-93         410.53          139.04          221.59
           Mar-94         391.58          133.19          251.03
           Jun-94         353.68          126.97          235.82
           Sep-94         508.42          137.48          257.72
           Dec-94         470.53          135.91          272.11
           Mar-95         565.26          148.17          328.6
           Jun-95         808.42          169.48          461.17
           Sep-95         754.74          189.89          521.19
           Dec-95         577.89          192.21          378.69
           Mar-96         442.11          201.17          357.64
           Jun-96         328.42          217.59          342.77
           Sep-96         336.32          225.33          389.11
           Dec-96         355.26          236.4           490.44
           Mar-97         426.32          223.16          551.21
           Jun-97         468.16          264.61          621.62

                                PROPOSAL NO. 2
              AMENDMENT OF THE 1984 EMPLOYEE STOCK PURCHASE PLAN

  In July 1997, the Board of Directors approved an amendment to the 1984 Employee Stock Purchase Plan (the "1984 Purchase Plan" or "Plan") increasing the number of shares reserved thereunder from 1,687,500 to 2,037,500. The stockholders are being asked to approve this amendment at the Annual Meeting.

PURPOSE

  The purpose of the 1984 Purchase Plan is to provide employees (including officers) of the Company who participate in the 1984 Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADOPTION OF PLAN AND PRIOR AMENDMENTS

  In 1984 the Company adopted the 1984 Purchase Plan and reserved 112,500 shares for issuance thereunder. In November 1987, the Board of Directors amended the 1984 Purchase Plan to increase the number of shares reserved thereunder to 262,500, which amendment was approved by stockholders in February 1988. In September 1989, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 487,500, which amendment was approved by the stockholders in November 1989. In July 1991, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 862,500, which amendment was approved by the stockholders in November 1991. In July 1993, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 1,087,500, which amendment was approved by the stockholders in October 1993. In August 1994, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 1,187,500, which amendment was approved by the stockholders in October 1994. In August 1995, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 1,337,500, which amendment was approved by the stockholders in October 1995. In July 1996, the Board of Directors amended the Plan to increase the number of shares authorized thereunder to 1,687,500, which amendment was approved by the stockholders in October 1996.

ADMINISTRATION

  The 1984 Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Plan, provided that such members may not vote on any matter affecting administration of the Plan or serve on a committee formed to administer the Plan. No charges for operations or other costs may be made against the payroll deductions of a participant in the Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Plan.

ELIGIBILITY

  Any regular employee (including an officer) who is employed by the Company (or by any of its majority-owned subsidiaries) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the 1984 Purchase Plan, provided that such employee is employed on the commencement date of the offering period and subject to certain limitations imposed by Section 423(b) of the Code. As of September 9, 1997, approximately 4,421 employees were eligible to participate in the Plan; 2,039 employees participated in the offering period ended September 21, 1997.

  Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the 1984 Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting stock or value of all classes of stock of the Company or its majority-owned subsidiaries (including stock which may be purchased through subscriptions under the Plan or pursuant to any other options), nor will any employee be granted an option which would permit his or her rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the fair market value of the shares at the time the option is granted) for each calendar year in which such option is outstanding at any time.

OFFERING DATES

  The 1984 Purchase Plan is implemented by one offering during each six-month period of the Plan. Since its adoption in 1984, there have been 22 six-month offering periods. The twenty-third offering period began on September 22, 1997. The Board of Directors may alter the duration of the offering periods without stockholder approval.

PARTICIPATION IN THE PLAN

  Eligible employees become participants in the 1984 Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, or at such other time as may be determined by the Board of Directors for all eligible employees with respect to a given offering. An employee who becomes eligible to participate in the 1984 Purchase Plan after the commencement of an offering may not participate in the Plan until the commencement of the next offering.

PURCHASE PRICE

  The purchase price per share at which shares are sold under the 1984 Purchase Plan is the lower of 85% of the fair market value of a share of Common Stock on the date of commencement of the offering period or 85% of the fair market value of a share of Common Stock on the last day of the six-month offering period. For so long as the Company's Common Stock is listed on the Nasdaq National Market, the fair market value of the Common Stock on a given date shall be based on the mean of the bid and asked price as of such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

  The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed ten percent of a participant's eligible compensation, which is defined in the 1984 Purchase Plan to include all regular straight time salary, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. A participant may discontinue his or her participation in the 1984 Purchase Plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period. Payroll deductions commence on the first payday following the commencement date of the offering and continue at the same rate until the end of the offering period unless sooner terminated as provided in the 1984 Purchase Plan.

  All payroll deductions are credited to the participant's account under the 1984 Purchase Plan and are deposited with the general funds of the Company. To the extent that an employee's payroll deductions exceed the amount required to purchase the shares subject to option, such excess is refunded to the employee without interest. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

PURCHASE OF STOCK; EXERCISE OF OPTION


  By executing a subscription agreement to participate in the 1984 Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The number of shares placed under option to a participant in an offering is limited such that, in each calendar year in which the option is outstanding, the participant may not purchase more than $25,000 worth of stock under all stock purchase plans of the Company (with such value determined at the time the option is granted). See "Payment of Purchase Price; Payroll

Deductions" for limitations on payroll deductions. If the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the 1984 Purchase Plan, a pro rata allocation of the shares remaining shall be made in as equitable a manner as is practicable. Unless an employee withdraws from participation in the Plan (See "Withdrawal") or his or her participation is otherwise discontinued (See "Termination of Employment"), the employee's option for the purchase of shares will be exercised automatically at the end of the offering period for the maximum number of shares at the applicable price.

WITHDRAWAL

  While each participant in the 1984 Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the 1984 Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. Any withdrawal by the employee of accumulated payroll deductions for a given offering automatically terminates the employee's interest in that offering. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the 1984 Purchase Plan.

  In effect, therefore, the employee is given an option which he or she may or may not exercise at the end of the six-month offering period. By executing the subscription agreement to choose to participate in the 1984 Purchase Plan, the employee does not become obligated to make the stock purchase; rather, the subscription agreement is merely an election by the employee to have shares placed under option to him or her. Unless the employee's participation is discontinued or his or her payroll deductions withdrawn, however, the option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option which are purchasable with the employee's accumulated payroll deductions will be purchased for the employee at the applicable price.

TERMINATION OF EMPLOYMENT

  Termination of a participant's continuous status as an employee for any reason, including retirement or death, cancels his or her participation in the 1984 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement. Failure to remain in the continuous employ of the Company for at least 20 hours per week during the offering period will be deemed to be a withdrawal from the 1984 Purchase Plan.

CAPITAL CHANGES

  In the event any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders of the Company.

  In the event of the liquidation or dissolution of the Company, the offering period shall terminate automatically unless otherwise provided by the Board. In the event of the merger of the Company with another corporation or the sale of all or substantially all of the assets of the Company, the 1984 Purchase Plan provides that each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board will provide for the optionee to have the right to exercise the option as to all the optioned stock, including the shares as to which the option would not otherwise be exercisable.

NONASSIGNABILITY

  No rights or accumulated payroll deductions of an employee under the 1984 Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the 1984 Purchase Plan.

REPORTS

  Individual accounts are maintained for each participant in the 1984 Purchase Plan. Each participant receives as promptly as practicable after the end of the six-month offering period a report of his or her account setting forth the total amount of payroll deductions accumulated, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board of Directors may at any time amend or terminate the 1984 Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1984 Purchase Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the 1984 Purchase Plan, materially modify the eligibility requirements under the 1984 Purchase Plan or materially increase the benefits which may accrue to participants under the 1984 Purchase Plan. In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act, or with
Section 422 of the Code, (or any other applicable law or regulation), the Company must obtain stockholder approval of any amendment of the 1984 Purchase Plan in such a manner and to such a degree as required. In any event, the 1984 Purchase Plan will terminate in 2004.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

  The 1984 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. On disposition of the shares, the participant will generally be subject to tax. If the shares have been held by the participant for more than two years after the first day of the offering period and more than 18 months after the purchase date of the shares, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (b) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income, and any further gain on such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the last day of the offering period over the purchase price will be treated as ordinary income, and any further gain or any loss on such disposition will be treated as a capital gain or loss. Different rules may apply with respect to optionees subject to Section 16(b) of the Securities Exchange Act. The Company is not entitled to a deduction for amounts taxable to a participant, except to the extent of ordinary income reported by participants on disposition of shares prior to the expiration of the holding periods described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 1984 PURCHASE PLAN TO PARTICIPANTS AND THE COMPANY AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE INCOME TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE. PARTICIPANTS ARE CAUTIONED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING APPLICABILITY OF THESE TAX LAWS TO THEIR PURCHASE OF SHARES UNDER THE PLAN AND SUBSEQUENT DISPOSITION OF SUCH SHARES, ESPECIALLY IN LIGHT OF RECENT CHANGES TO THE CODE.

RESTRICTION ON RESALE

  Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the 1984 Purchase Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

VOTE REQUIRED

  Approval of the amendment increasing shares under the 1984 Purchase Plan will require the affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE
                      1984 EMPLOYEE STOCK PURCHASE PLAN.

                                PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Unless marked to the contrary, proxies received will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company for the current year. Ernst & Young LLP has been the Company's independent auditors since fiscal year 1981.

  Audit services of Ernst & Young LLP during the 1997 fiscal year included the examination of the consolidated financial statements of the Company and services related to filings with the SEC and other regulatory bodies.

  The Audit Committee of the Company meets with Ernst & Young LLP on an annual or more frequent basis. At such time, the Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP for the preceding year, as well as the fees charged for such services. Among other things, the Committee examines the effect that the performance of non-audit services may have upon the independence of the auditors.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

  Approval of Proposal No. 3 will require the affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting.

       THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE
             RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                 AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1998.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports on a timely basis. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all of these requirements were satisfied during the last fiscal year.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

  It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.


                                          By Order of The Board of Directors,

                                          /s/Richard H. Lovgren
                                          Richard H. Lovgren
                                          Secretary

Fremont, California
Dated: September 26, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           LAM RESEARCH CORPORATION
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 7, 1997

        The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 26, 1997, and 1997 Annual Report to Stockholders, and hereby appoints Roger D. Emerick and Richard H. Lovgren, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION to be held on November 7, 1997 at 11:00 a.m. local time, at the principal executive offices of the Company at 4650 Cushing Parkway, Fremont, California 94538, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below, and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example. [X]
1. Election of Directors:

 FOR all nominees             WITHHOLD               (If you wish to withhold
listed to the right           AUTHORITY              authority to vote for any
 (except as marked     to vote for all nominees      individual nominee, strike
  to the contrary)       listed to the right.        a line through the
        [_]                     [_]                  nominee's name in the list
                                                     below)

Roger D. Emerick; James W. Bagley; David G. Arscott; Richard J. Elkus, Jr.; Jack
R. Harris; Grant M. Inman; Osamu Kano

2. Proposal to approve the Amendment to the 1984 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 350,000 shares to 2,037,500 shares:

                FOR   AGAINST  ABSTAIN
                [_]     [_]      [_]

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal 1998:

                FOR   AGAINST  ABSTAIN
                [_]     [_]      [_]

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Dated _________________________________________________________________, 1997
               (Be sure to date Proxy.)

_____________________________________________________________________________
Signature

_____________________________________________________________________________
Signature

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE